Exhibit 10.1

EXECUTIVE EMPLOYMENT CONTRACT

THIS EXECUTIVE EMPLOYMENT CONTRACT (this “AGREEMENT”) made as of December 15, 2011 by and between PMC Commercial Trust, a Texas Real Estate Investment Trust with its principal place of business in Dallas, Collin County, Texas, hereinafter referred to as the “COMPANY,” and                             , hereinafter referred to as “EXECUTIVE.”

WITNESSETH THAT:

In consideration of the promises herein contained, the parties hereto mutually agree as follows:

1.

Employment: The Company hereby employs the Executive as its                          with such powers and duties as may be specified by the Board of Trust Managers (the “Board”). The Executive hereby accepts employment upon the terms and conditions as hereinafter set forth.

2.

Term: Subject to the terms and conditions set forth in this Agreement, the term of this Agreement shall begin on the date hereof and continue until December 31, 2014 (the “Term”). Upon the expiration of the Term of this Agreement, this Agreement shall be automatically renewed for consecutive one-year periods unless either party provides a written notice of non-renewal for any reason at least sixty (60) days prior to the end of the Term or any additional one-year renewal period (the “Renewal Period”) (the Term and any Renewal Periods shall be referred to collectively herein as the “Employment Period”); provided, however, notwithstanding the foregoing, the Employment Period shall terminate on the Executive’s seventieth (70th) birthday.

3.

Compensation: For all services rendered by the Executive under this Agreement, the Executive shall be paid an annual base salary at a minimum at the annual rate for the Executive effective as of January 1, 2012 (the “Minimum Rate”). The Minimum Rate may be increased by the Board at its discretion. The annual base salary is payable pursuant to the normal payroll practices of the Company.

The Board may consider bonus compensation for the Executive if the performance of the Company and the Executive justifies such bonus compensation.

4.

Authorized Expenses: The Executive is authorized to incur reasonable expenses for the promotion of the business of the Company. The Company will reimburse the Executive for all such reasonable expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures.

The Executive shall be entitled to such additional and other fringe benefits as the Board shall from time to time authorize, including but not limited to: A) health insurance coverage for the Executive, his wife and dependent children; and B) a monthly automotive allowance of $550, which the Executive is to use to obtain an automobile to be available for company needs. All operating expenses such as maintenance, insurance and fuel (excluding fuel for company travel) will be the responsibility and expense of the Executive.

5.

Extent of Services: The Executive shall devote a substantial portion of business time, attention and energies to the business of the Company, and shall not, during the term of this Agreement, engage in additional gainful employment of any kind or undertake any role or position, whether or not for compensation, with any person or entity during the Employment Period without advance written approval of the Board. This provision is not meant to prevent him from A) devoting reasonable time to civic or philanthropic activities or B) investing his assets in such form or manner providing that it does not require any substantial services on the part of the Executive that will interfere with the Executive’s employment pursuant to this Agreement. Executive’s employment is considered as full-time.

6.	Working Facilities: The Executive shall be furnished with such facilities and services suitable to his position and adequate for the performance of his duties.

7.

Duties: The Executive is employed in an executive and supervisory capacity and shall perform such duties consistent herewith as the Board of the Company shall from time to time specify. Subject to the provisions of Section 14 hereof, the precise services of the Executive may be extended or curtailed, from time to time, at the discretion of the Board of the Company.

8.

Disclosure of Information: The Executive recognizes and acknowledges that the Company’s operating procedures or service techniques are valuable, special and unique assets of the Company’s business. The Executive will not, during or after the term of his employment, disclose the list of the Company’s customer base or service techniques to any person, firm, Company, association or other entity for any reason or purpose whatsoever. In the event of breach or threatened breach by the Executive of the provisions of this paragraph, the Company shall be entitled to an injunction restraining any such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

9.	Vacations: The Executive shall be entitled each year to a vacation in accordance with the vacation contract addendum dated effective July 1, 1999.

10.

Disability: If the Executive is unable to perform his services by reason of illness or total incapacity, based on standards similar to those utilized by the U.S. Social Security Administration, he shall receive his full salary for one (1) year of said total incapacity through coordination of benefits with any existing disability insurance program provided by the Company (a reduction in salary by that amount paid by any Company provided insurance). Should said Executive be totally incapacitated beyond a one-year period, so that he is not able to devote full time to his employment with said Company, then this Agreement shall terminate.

11.

Death During Employment: If the Executive dies during the term of employment and has not attained the age of seventy years, the Company and/or any third party insurance provided by the Company, through a coordination of benefits, shall pay the estate of the Executive a death benefit equal to two times the Executive’s annual salary. In the event the Executive receives death benefits payable under any group life insurance policy issued to the Company, the Company’s liability under this clause will be reduced by the amount of the death benefit paid under such policy. The Company shall pay any remaining death benefits to the estate of the Executive over the course of twelve (12) months in the same manner and under the same terms as the Executive would have been paid if he had still been working for the Company. No later than one (1) month from the date of death, the estate of the Executive will also be paid any accumulated vacation pay. Such payments pursuant to this paragraph shall constitute the full compensation of said Executive and he and his estate shall have no further claim for compensation by reason of his employment by the Company.

12.	Assignment: The acts and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

13.	Invalidity: If any paragraph or part of this Agreement is invalid, it shall not affect the remainder of this Agreement but the remainder shall be binding and effective against all parties.

14.	Additional Compensation: Additional compensation is due as follows:

(a)	If during the Employment Period,

(i) this Agreement is terminated by the Company (other than pursuant to the provisions of Section 17 hereof) or

(ii) this Agreement is terminated by the Executive due to “Constructive Discharge,” or

(iii) a Control Change Severance Payment is due,

the Executive shall receive termination pay in an amount equal to 2.99 times the average of the last three years compensation (the “Termination Pay”).

(b) For purposes of this Agreement, “Constructive Discharge” shall mean:

(i) Any reduction in salary below the Minimum Rate in effect on the date of this Agreement;

(ii) A material change diminishing the Executive’s job function, authority, duties or responsibilities, or a similar change deteriorating Executive’s working conditions that would not be in accordance with the spirit of this Agreement;

(iii) A required relocation of Executive of more than 35 miles from Executive’s current job location; or requires Executive to travel away from Executive’s office in the course of discharging Executive’s responsibilities in excess of that typically required of executives in similar positions; or

(iv) Any breach of any of the terms of this Agreement by the Company, which is not cured within 14 days following written notice thereof by Executive to the Company.

(c) The amount payable by the Company pursuant to this Section 14 shall be made in one lump sum cash payment payable to the Executive no later than 30 days following termination of this Agreement.

15.

Decision by the Company not to Extend the Agreement: Other than in connection with a termination for Cause in accordance with the provisions of Section 17 of this Agreement, in the event the Company elects not to renew this Agreement by giving written notice to the Executive in accordance with Section 2 hereof, the Executive shall be entitled to receive, at such time notice of the election not to renew is given or on the anniversary date of this Agreement, at the sole option of the Company, a lump sum cash payment equal to his annual base salary, at the Minimum Rate in effect on the date written notice of the election not to renew is given to the Executive.

16.	Change in Control:

(a) Change in Control. For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(i) the ownership or acquisition (whether by a merger or otherwise) by any Person (other than a Qualified Affiliate), in a single transaction or a series of related or unrelated transactions, of Beneficial Ownership of more than fifty percent (50%) of the Company’s then outstanding voting securities (the “Outstanding Voting Securities”);

(ii) the merger or consolidation of the Company with or into any other Person (other than a Qualified Affiliate), if, immediately following the effectiveness of such merger or consolidation, Persons who did not Beneficially Own Outstanding Voting Securities immediately before the effectiveness of such merger or consolidation directly or indirectly Beneficially Own more than fifty percent (50%) of the outstanding shares of voting stock of the surviving entity of such merger or consolidation (including for such purpose in both the numerator and denominator, shares of voting stock issuable upon the exercise of then outstanding rights (including conversion rights), options or warrants) (“Resulting Voting Securities”), provided that, for purposes of this subsection, if a Person who Beneficially Owned Outstanding Voting Securities immediately before the merger or consolidation Beneficially Owns a greater number of the Resulting Voting Securities immediately after the merger or consolidation than the number the Person received solely as a result of the merger or consolidation, that greater number will be treated as held by a Person who did not Beneficially Own Outstanding Voting Securities before the merger or consolidation, and provided further that such merger or consolidation would also constitute a Change in Control if it would satisfy the foregoing test if rights, options and warrants were not included in the calculation;

(iii) any one or a series of related sales or conveyances to any Person or Persons (including a liquidation) other than any one or more Qualified Affiliates of all or substantially all of the assets of the Company;

(iv) the complete liquidation or dissolution of the Company; or

(v) Incumbent Trust Managers cease to be a majority of the members of the Board of Trust managers where an “Incumbent Trust Manager” is (1) an individual who is a member of the Board of Trust Managers on the date of this Agreement or (2) any new trust manager whose appointment by the Board of Trust Managers was approved by a majority of the persons who were already Incumbent Trust Managers at the time of such appointment, election or approval, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of trust managers or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Trust Managers or as a result of an agreement to avoid or settle such a contest or solicitation.

(b)

Certain Benefits upon a Change in Control. In the event of a Change in Control, all of the Executive’s outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall continue to be governed by the applicable grant agreement and related plan.

(c)

Termination of Executive. If (i) there is a Change in Control during the Employment Period, and within 12 months following the Change in Control, the Company (or its successor) terminates the Executive’s employment without Cause or the Executive terminates his employment due to Constructive Discharge, (ii) the Company terminates the Executive’s employment without Cause while the Company is negotiating a transaction that reasonably could result in a Change in Control, or (iii) the Company terminates the Executive’s employment without Cause and a Change in Control occurs within three (3) months following the Date of Termination, the Executive shall be entitled to receive the compensation referenced in Section 14, the “Control Change Severance Payment”).

(d)	Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3;

(ii) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

(iii) “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, company, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the Company’s securities; and

(iv) “Qualified Affiliate” shall mean (i) any directly or indirectly wholly owned subsidiary of the Company, (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlled by the Company, or (iii) any Person controlled by the Executive or one or more individuals who are then the Company’s Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933) of the Company as indicated in its most recent securities filing made before the date of the transaction. For purposes of this definition, “controlled by” shall mean having possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

17.

Termination: The Company cannot terminate this Agreement except for the following reasons (each of which is referred to herein as “Cause”): 1) the intentional, unapproved material misuse of corporate funds, 2a) professional incompetence (i.e. the intentional refusal to perform or the inability to perform the duties associated with Executive’s position with the Company in a competent manner, which is not cured within 15 days following written notice to Executive) or 2b) willful neglect of duties or responsibilities in either case not otherwise related to or triggered by the occurrence of any event or events described in or prescribed by Section 14 hereof.

18.	Application of Section 409A of the Code.

(a) General. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this paragraph shall control over any contrary provisions of this Agreement.

(b) Restrictions on Specified Executives. If the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and delayed payment of any amount or commencement of any benefit under this Agreement is required to avoid a prohibited distribution under Section 409A(a)(2) of the Code, then, to such extent as required, deferred compensation payable hereunder in connection with the Executive’s termination of employment will be delayed and paid, with interest at the short term applicable federal rate as in effect as of the termination date, in a single lump sum six months and one day thereafter (or if earlier, the date of the Executive’s death). The Compensation Committee of the Board shall determine whether the Executive is a “specified employee” based on the procedures adopted by the Company in writing, which procedures shall comply with the applicable limitations under Section 409A of the Code, and the rules prescribed in Treasury Regulation §1.409A-1(i).

(c) Separation from Service. Amounts payable hereunder upon the Executive’s termination or severance of employment with the Company that constitute deferred compensation under Section 409A of the Code shall not be paid prior to the Executive’s “separation from service” within the meaning of Section 409A of the Code.

(d) Installments. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of Section 409A of the Code.

(e) Reimbursements. All reimbursements and in-kind benefits provided under this Agreement which constitute a payment of nonqualified deferred compensation under Section 409A of the Code, shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that:

(i) any reimbursement is for expenses incurred during an extended period of time following termination of employment;

(ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and

(iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f) References to Section 409A. References in this Agreement to Section 409A of the Code include both that section of the Code itself and any guidance promulgated thereunder.

(g) Application of Section 409A. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such section.

19.

Indemnification: The Company hereby agrees to indemnify and hold the Executive harmless from any loss for any Company undertaking, as contemplated in Section 7 hereof, whereby a claim, allegation or cause of action shall be made against the Executive in the performance of his contractual duties except for willful illegal misconduct. Said indemnification shall include but not be limited to reasonable cost incurred in defending the Executive in his faithful performance of contractual duties.

20.

Entire Agreement: This Agreement may only be changed by a written agreement signed by both parties. This Agreement embodies the whole agreement between the parties hereto in respect of the subject matter contained herein and there are no inducements, promises, terms, conditions or obligations made or entered into by the Company or the Executive other than contained herein. This Agreement supersedes and replaces that certain Executive Employment Contract dated June 27, 2011 between the Company and the Executive.

21.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

22.	Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

IN WITNESS WHEREOF, the parties here hereunto signed and sealed this Agreement the date first above written.

Signed, Sealed and Delivered In the presence of:	“COMPANY” PMC Commercial Trust

By:

“EXECUTIVE”

By:

(CORPORATE SEAL)